Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents™

Event Date/Time: Nov. 10. 2009 / 4:00PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us

THOMSON REUTERS

Final Transcript
Nov 10, 2009 / 04:00PM GMT, PBSO.PK - Q3 2009 Point Blank Solutions, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS
Glenn Wiener
Point Blank Solutions Inc. - IR

James Henderson
Point Blank Solutions Inc. - CEO, Chairman

Michelle Doery
Point Blank Solutions Inc. - CFO

CONFERENCE CALL PARTICIPANTS
Mark Marcon
Raymond James & Associates - Analyst

Tim Hasara
Kennedy Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Point Blank Solutions, Inc. Conference Call. My name is Regina and I will be your operator for today. At this time, all participants are in listen only mode. Later we will conduct a question and answer session.

(OPERATING INSTRUCTIONS)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Mr. Glenn Wiener with Investor Relations. Please proceed, sir.

Glenn Wiener - Point Blank Solutions Inc. - IR

Thank you and good morning. Welcome to Point Blank's Third Quarter Conference Call. Speaking today from management will be Jim Henderson, CEO, and Michelle Doery, CFO.

Before we begin, I'd like to briefly cover our Safe Harbor language. Statements made on this conference call and in the company's related filings with the SEC and press releases that are not historical facts are forward-looking statements that are based largely on the company's current expectations and are subject to various business risks and uncertainties certain of which are beyond the company's control.

Such words as expects, anticipates, targets, goals, projects, intends, plans, believes, seeks, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are only predictions and speak as of the date hereof and are subject to risks and uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, uncertainties of future financial results, additional financing requirements, liquidity of shares for our common stocks, the development of new products, governmental contracting processes, and court approval of the settlement of the pending class action.

For further detail, we refer you to the company's filings with the Securities and Exchange Commission, including without limitation those uncertainties and risks discussed in the company's Form 10K for the period ended December 31st, 2008 and in the company's most recent Form 10Q for the period ended September 30th, 2009.

2
THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 10, 2009 / 04:00PM GMT, PBSO.PK - Q3 2009 Point Blank Solutions, Inc. Earnings Conference Call

The company undertakes no obligation to revise or update publicly any forward-looking statements to reflect any change in the expectations of our management with regard thereto or any changes in the events, conditions or circumstances on which any such statements are based.

Thank you again, and at this time I would like to turn the call over to Jim Henderson. Jim?

 James Henderson - Point Blank Solutions Inc. - CEO, Chairman

 Thank you, Glenn, and good morning. I'll start today by providing some high level updates on our restructuring plan and to outline our plan moving into next year. Michelle will walk you through our financial results for the third quarter and nine months and we'll take your questions.

We knew coming into this quarter our top line would be light as there was no military contracts in the mix and the bulk of our international orders were completed in the second quarter. With lower sales volumes and some one time items, we really weren't in the position to leverage our fixed overhead and realize the positive affects of our restructuring plan.

I addressed this on our last quarterly call, so hopefully our results did not come to a shock to anyone. With that said, we've just been awarded close to $60 million in new contracts which will be produced in October through January. These contracts coupled with the operational changes we've made should help us achieve our goal of becoming cash flow positive by the end of the year.

Since taking over as CEO in April, I focused on improving three key areas of the business and we've made lots of progress to date. The first is the restructuring plan -- the implementation of lean manufacturing, improvements in our supply chain, and better leveraging our talent and bringing in new skill sets where needed.

Second is scalability - the ability to ramp up and ramp down production levels to meet customer requirements in a profitable manner. And third, the resolution of the legacy issues that continue to drain financial resources and deter attention from the business.

In regard to the restructuring plan, we've consolidated our manufacturing facilities from four to two with all production now run out of our Pompano Beach, Florida and Jacksboro, Tennessee locations.

We lowered our headcount from 1,300 employees at year end to less than 600 now, and despite the lower headcount and fewer facilities we produced just as much today as we could in the past years. That's due to lean manufacturing initiatives underway.

We revamped our production lines, our processes, our quality control procedures, and our inventory management. The cumulative effect of these affects should be realized in our financial statements next year.

We've been working with our suppliers and vendors to obtain more favorable terms and some new agreements we're working on should help improve our cost position and equally important our technology.

Internally, we've realigned, too, getting more from the talent we've had and bringing in key executives from industry to improve skill sets in areas of production, sales, R&D, and on the corporate staff.

Due to our restructuring efforts, we estimate we've taken out approximately $24 million in expenses on an annualized basis. Through the first nine months of the year, our SG&A is down over 15% on 42% higher sales volumes and include in 2009 SG&A of approximately $4.1 million of restructuring costs.

I'll also add that our legal expenses associated with our legacy issues are down $4.5 million compared to last year. We anticipate that there will be further one time charges in the fourth quarter associated with the closing of our Oakland Park facility and resolution on any legacy issues.

As a second initiative - scalability - we need to have a more scalable manufacturing process to ramp up and ramp down production in the most cost effective manner while continuing to meet and exceed customers' requirements.

This ties into customer diversification to a degree, and I want to be very clear. By no means are we focusing less on the military and government. This segment has and should continue to be a larger segment of our business and it's very important to our growth and market position.

3
THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 10, 2009 / 04:00PM GMT, PBSO.PK - Q3 2009 Point Blank Solutions, Inc. Earnings Conference Call

But with the delays in the body armor contracting that we have been going through for the past two years, we have to have steady revenue streams from other areas so in periods of less production we are still profitable. And this is why scalability is so critical.

As you saw from the results, domestic sales, while down from the third quarter last year, were up sequentially. There's still pressure given the state of the national economy, but new standards are here. We have new commercial products based on these new standards and I'm confident that our commercial business will begin to ramp up in 2010.

We have more NIJ .06 certified products than anybody in the industry. Last week we received certification on six new ballistic packages, three of which were female officers, and we now have 15 models certified whereas our nearest competitor has eight. We're going to grow our commercial business.

On the Federal side, there's opportunities coming up for bid in 2010, as well as we're going after these aggressively to win new customers and regain some old ones.

On the international front, we've grown our international business from roughly $1 million two years ago to $25 million last year and should double that in 2009. We're currently exploring teaming agreements in select international markets, looking closely at the requirements and how best to leverage our resources. This is a longer term initiative and one of the segments we are looking at to further diversify the sales mix.

Moving into the third area - legacy issues, -- as I said earlier our litigation and costs of investigation expenses are down $4.5 million through the first nine months of the year. Where we can we're controlling these costs and making progress.

We're consolidating legal functions and firms, reached settlements in some of our outstanding payments with some of our past professional advisors. We've met with representatives of the IRS, SEC, and DOJ, and we've had several discussions to resolve these issues and put them behind us. I hope to have more news to report in the coming months.

In summary, the fourth quarter was certainly better than the third and should show sequentially improvements in sales, margins and overhead. Less any one time expenses associated with the restructuring, we're on track to reach cash flow positive by the end of the year and my goal is to be profitable next year.

Everything we're doing now is about achieving greater efficiency and increasing market share, steps for the future. We're preserving our capital and we've paid down our debt which stood at $39 million at year end and as of September 30th, we had a net debt position which in essence was $900,000 of cash.

Now we do expect to incur debt to meet production requirements for working capital needs, but the key takeaway is that our balance sheet is a lot stronger today than it was this time last year. We're restructuring our bank facility and we've lowered our inventory position and we're getting better terms from our suppliers. All in all, with this effort and not necessarily reflecting our financials throughout the year, I believe investors will see a benefit to our restructuring plan next year and certainly more so in the future.

Once again, I'd like to thank you for your support and now I'll turn the call over to Michelle.

Michelle Doery - Point Blank Solutions Inc. - CFO

 Thank you, Jim, and good morning. I'll start with our third quarter results and then turn to the nine month comparisons and our balance sheet before we open up the call for your questions.

Net sales for the third quarter were $19.9 million compared to $30.3 million in the third quarter last year, a decrease of $10.4 million. We knew sales would be light due to the fact of military and government contracts in the third quarter, but this will pick up sequentially with our new contract award for the IOTV.

International sales were down $1.5 million coming in at $8.5 million compared to $10 million in the third quarter last year. The decline in international sales was due to heavy award volumes last year and the completion of certain international contracts in the second quarter of this year for OTVs and other ballistic components. I'll add that while sales are down quarter over quarter, they're up significantly year over year through the first nine months.

4
THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 10, 2009 / 04:00PM GMT, PBSO.PK - Q3 2009 Point Blank Solutions, Inc. Earnings Conference Call

Our domestic business is down approximately 11% and as Jim outlined, this was related to the new NIJ standards taking effect and the continued weakness in the national economy.

On the positive side, our domestic business was up from the second quarter to the third quarter of 2009 by close to 22% and we believe that despite the economic difficulties, we should start seeing gradual improvements in our domestic lines with the new NIJ .06 certified products.

We reported a gross deficit of $200,000 or negative 0.1% of net sales compared to approximately $3.4 million or 11.2% of net sales for the third quarter last year. The decline in our gross profit margin is due to three factors.

One, insufficient sales volume to cover related manufacturing overhead costs and other variable expenses, maintained in order to support for future requirements. Two, net inventory adjustments of $400,000 related to excess and obsolete inventory as part of our restructuring plan. And three, an expense of $300,000 due to materials not meeting new testing procedures imposed by the US Army.

I'll add that in the third quarter we still had some severance and facility costs, or should I say a disproportionate amount of overhead both fixed and variable related. We've retained key personnel in response to upcoming increases in volumes, and there is still some costs associated with non-core manufacturing facilities that will be wound down by year end.

On a go forward basis, we expect our margins to improve as a result of increases in production, lower inventory levels, better terms, and our lean manufacturing initiatives which we expect will be completed by year end. Additionally, as we grow our commercial and international business, they will represent a higher percentage of our overall sales mix. We expect this to have a favorable impact on our gross margins.

Total operating costs were $6.6 million, up 33.2% of net sales for the three month period ended 2009, compared to $12.5 million of 41.3% of net sales in the same period last year.

The decrease of $5.9 million or 47.2% is primarily due to a $3.2 million reduction in equity based compensation expenses as we had a change in the majority of the board of directors in the third quarter last year, a $1.9 million reduction in litigation costs and investigation expenses, and a $500,000 reduction in our selling and marketing expenses due to the reduction in workforce as part of our restructuring plan.

All operating costs are down compared to last year's third quarter with the exception of R&D which was up a little more than $100,000. With the change in NIJ standards and our constant drive to innovate, we will spend on R&D as needed while being mindful of costs and other business areas.

Additionally, while our legal fees associated with litigation investigations are down, trials for Mr. Brooks and Ms. Hatfield is scheduled to begin in January 2010 and we anticipate expense increases as a result. Some of these costs, however, may be recoverable depending on the outcome of the trial and related litigation investigations.

Our adjusted EBITDA was a negative $12.1 million compared to a negative $6.1 million in the prior period. Please refer to our press release for a reconciliation of adjusted EBITDA to net income and an explanation of why we use adjusted EBITDA as a financial measure.

We reported an operating loss of $6.8 million compared to an operating loss of $9.2 million in the third quarter of 2008. Net loss was $4 million or a loss per share of $0.08 compared to a net loss of $6.1 million or a loss per share of $0.12 in the comparable 2008 period.

In interest income, net was approximately $200,000 compared to interest expense net of $300,000 for the period ended September 30th, 2009 and 2008 respectively.

The 2009 third quarter includes $400,000 in interest income received from the income tax refund which was partially offset by an increase in interest expense attributable to the increase in the contractual rate of interest reflected in amendments to our credit facility with our lender as well as an increase in incremental amendment fees.

For the nine month comparison, net sales were up 41.8% or $38.2 million from $91.3 million to $129.5 million. The increase we're seeing in our military and federal government channel and internationally as a result of contracts for the IOTV, OTV and other ballistic components. Through the first nine months of the year, our military and federal government sales are up 12.2% and our international business is up 348%.

5
THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 10, 2009 / 04:00PM GMT, PBSO.PK - Q3 2009 Point Blank Solutions, Inc. Earnings Conference Call

Consistent with my remarks for the quarter, our domestic distributor sales were $5.7 million or 21.6%. While sales are down year over year, we're beginning to see an up tick based on changes to the new NIJ standards as Jim has discussed. Gross profit was approximately $6.7 million or 5.2% of net sales compared to approximately $11.8 million or 12.9% of net sales.

The decrease in gross profit margin is primarily due to the following -- one, a restructuring charge of $700,000, net inventory adjustment of $800,000 related to excess and obsolete inventory as part of our restructuring program, an expense of $1.2 million related to materials not meeting new testing procedures implemented by the US Army, and the fact that we completed low margin military contracts which were subject to competitive pricing and the temporary stopped shipments associated with these same contracts for additional testing.

Also, as I mentioned in the third quarter comparison, there are expenses that will be winding down shortly associated with severance and facility costs.

Total operating expenses were $22.3 million or 17.2% of net sales for the nine month period in 2009 compared to $4.9 million or 5.4% of net sales for the same period in 2008.

In 2009, we experienced a $4.4 million decrease in equity based compensation expenses, lower selling and marketing expense of $1.1 million, and a $4.5 million decrease in litigation and costs of investigation expenses.

Keep in mind, 2008 included a $26 million reversal of employment tax withhold and obligation charge and related liability. If you remove the effects of the tax withholding credit, operating costs were $22.3 million compared to $30.9 million, a decrease of 27.8%.

Also, taking the spur of it, 2009 expenses through the first nine months include $3 million in restructuring charges, so our true operating expenses on a normalized basis were down 38% compared to last year while our sales are up close to 42%.

Interest income for the nine month period in 2009 was approximately $1.2 million compared to interest expense of approximately $700,000. This change from the comparable period includes $2.2 million in interest income from the income tax refund partially offset by increased interest expense attributable to increases in the contractual rate of interest reflected in the amendments to the credit agreement as well as the incremental amendment fees.

The effective tax rate was 45.3% and 48.6% for the nine months ended September 30th, 2009 and 2008 respectively. The effective tax rate differs from the statutory rate primarily due to state income taxes and accounting for uncertain tax provisions.

Moving on to the balance sheet and our liquidity position, inventory of $12.7 million as of September 30th was down from $38.7 million as of year end 2008. Accounts receivable less allowance for doubtful accounts was $7.2 million compared to $33.6 million for the same period.

Additionally, accounts receivable days outstanding increased to 37 days as of September 30th compared to 31 days as of December 31st last year. The increase is primarily due to a decrease in military receivables as a percentage of our total receivable base. As we previously disclosed, military receivables typically have a faster payment cycle than commercial receivables.

Our capital expenditures for the nine months ended September 30th, 2009 were approximately $1.3 million compared to $3.6 million which includes $2.5 million in property and equipment acquired through the LifeStone joint venture. We anticipate our capital expenditures in 2009 to be approximately $2 million.

As of September 30th, 2009, our working capital was approximately $7.5 million compared to $20.2 million as of December 31st, 2008. The decrease in our working capital is mainly attributable to a reduction in on hand inventories, accounts receivable, and income taxes receivable. Additionally, there was a decrease in our borrowing availability under the credit facility as well as accounts payable due to the receipt of our income tax refund.

Two weeks ago, we entered into an amendment to the credit facility which provides us with access to capital to meet near term production requirements. The amended credit facility provides - permits up to resumed borrowing under the revolving loan, and provides for maximum borrowings of $15 million through January 29th, $10 million through February 11th, and $5 million through April 3rd, 2010.

We have increased borrowings under the term loan from $6 million to $10 million, and have extended the maturity date to April 3rd, 2010 while restating the financial covenants under the credit facility.

6
THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 10, 2009 / 04:00PM GMT, PBSO.PK - Q3 2009 Point Blank Solutions, Inc. Earnings Conference Call

The amendment also increases the interest rate in the revolving loan and the term loan to the base rate plus four percent, and we paid the lender an amendment fee of $200,000. We will be obligated to pay the lender an additional $150,000 fee if certain conditions are not met and the credit facility is not terminated prior to January 31st.

While there was a block on the credit facility as disclosed in prior filings, we are using cash generated from operations. With the new military government and international contracts in place, we're happy that Bank of America has extended the credit facility which will allow us to meet future requirements.

Additionally, we are currently speaking with other lenders to ensure we have the capital necessary to fund our business longer term and to successfully implement our strategic plan.

I'd like to point out at the beginning of the year we had approximately $39 million in debt. As of September 30th, there was nothing outstanding on the credit facility and $6 million outstanding on the term loan while our cash position stood at $6.9 million compared to $1.7 million at year end.

There's still a lot of work that needs to get done and obtaining financing is one of our top priorities near term. We're making a lot of progress in our operations and throughout the supply chain, and as Jim mentioned we're positioned to generate great - better margins on future business and believe we can be cash flow positive by the end of this year and profitable in 2010.

Thank you for your patience and support, and at this time we'll open up the call for your questions. Operator?

 QUESTION AND ANSWER

Operator

(Operating Instructions). Your first question today comes from the line of Mark Marcon with Raymond James.

Mark Marcon - Raymond James & Associates - Analyst

Good morning, good to talk with you. A couple of questions here, I'm not sure if I missed what, Jim, you had said regarding legacy issues that you're working on for the SEC, IRS and so forth. Did I understand that you thought you might have some resolution on a couple of these in the current quarter we're in today?

James Henderson - Point Blank Solutions Inc. - CEO, Chairman

That was our goal when we started our restructuring plans to try to get as much as we can finalized by year end. But obviously we're negotiating with the federal government and we really can't put a time period on it, but that's always been our objective to try to clear it up this year.

Mark Marcon - Raymond James & Associates - Analyst

Okay. Also in terms of your goals for getting cash flow positive by the end of this calendar year and then profitable into next year, do you guys have a specific plan in terms of what your revenue run rate has to be and your product mix as well as commercial versus government in terms of what's your ongoing sort of bogie that you have to hit to be able to maintain profitability going forward? Or is it sort of that scale up, scale down and be able to be profitable regardless of the revenue size?

James Henderson - Point Blank Solutions Inc. - CEO, Chairman

We originally in our restructuring plan put together a plan in which we would be cash positive based on our non-military business just because of the uncertainty. But since then, we have launched several contacts and have other proposals outstanding so obviously we included that in our forecasts going forward to ensure that we had the right pricing and the right structure here to make money on those.

7
THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 10, 2009 / 04:00PM GMT, PBSO.PK - Q3 2009 Point Blank Solutions, Inc. Earnings Conference Call

So we have them incorporated now on the military side into 2010 based on what we know either with known business or proposals we feel good about going into next year.

 Mark Marcon - Raymond James & Associates - Analyst

So do you - when you say profitable for next year, do you mean starting day one - quarter one - that you guys will be profitable from that point going forward?

James Henderson - Point Blank Solutions Inc. - CEO, Chairman

That's our game plan.

 Mark Marcon - Raymond James & Associates - Analyst

Okay. And lastly, would you be able to provide a little bit more color in regards to the press release back in mid-August on the main buy and what's taking place there in terms of what the Army's decision making is going to be?

James Henderson - Point Blank Solutions Inc. - CEO, Chairman

Yes. We were notified - let me break this in two pieces - we were notified when we sent out that original press released it ourselves, and then another company called KDH were the winners of the Army main contract. And that's the one, I think as you're aware of, that I believe started January of - I believe '08 when the first original requirements came out. So it's been around for quite a while.

BAE protested that. The government issued to us a stop work order - us, being KDH and Point Blank Solutions - a work stop order. Basically we've been notified we are still a winner and the government is coming out with some clarification we're hoping by the end of this month of how they're going to forward on the contract.

Mark Marcon - Raymond James & Associates - Analyst

When you say - when you said you received a stop work order, I had thought that you and the other party were basically the main suppliers over like the next five years, but the amount of body armor that was going to be broken up none of that had actually yet been awarded to you -- that that was something that was subsequently going to be a notification.

James Henderson - Point Blank Solutions Inc. - CEO, Chairman

Right. In the initial award, there was one small award for 400 vests.

Mark Marcon - Raymond James & Associates - Analyst

Okay.

 James Henderson - Point Blank Solutions Inc. - CEO, Chairman

 The large - this 700,000 number you keeping hearing about - there were no delivery orders attached to that. That is basically - they're going to release - we don't know exactly how they're going to do. We think they're going to do a release - a delivery order per year and basically have people compete against it for that business.

But there was an initial award for 400 vests, and based on the protest the government told everybody to stop and they are reevaluating that and going to come out - we've been told - before the end of this month with clear directions of how to go forward.

8
THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 10, 2009 / 04:00PM GMT, PBSO.PK - Q3 2009 Point Blank Solutions, Inc. Earnings Conference Call

Mark Marcon - Raymond James & Associates - Analyst

And you would - and you and KDH would be the sole suppliers for this main buy going forward? It's not like you're going to have to put out new - there's not going to be any new solicitations?

You're not going to have to bid. It's just they would award and say hey, KDH manufacture 50,000 or Point Blank you manufacture 50,000. It's going to be sort of directed notification?

James Henderson - Point Blank Solutions Inc. - CEO, Chairman

No, it's an IDIQ, so it would in essence is we have specified prices on our contract. The customer will come out with requirements and then whoever are the winners - I think there's going to be more than just the two of us when this is all cleared up. Whoever are the winners of Army main contract would then have the opportunity to bid on that delivery order going forward.

Mark Marcon - Raymond James & Associates - Analyst

Okay, I see. Thank you.

James Henderson - Point Blank Solutions Inc. - CEO, Chairman

Thank you.

Operator

Your next question comes from the line of Tim Hasara with Kennedy Capital. Please proceed, sir.

 Tim Hasara - Kennedy Capital - Analyst

 Hi, Jim. Can you give us just a little more color on the international opportunities for 2010 and beyond and just the timing of those sort of contracts?

James Henderson - Point Blank Solutions Inc. - CEO, Chairman

Yes, right now we have I would say two pieces of the international. In our core law enforcement which is the non-military we have been successful I would say in the South America / Latin America area where we have a nice, strong brand name down there and reach into those markets to bid on and win programs.

In the military side, on the international side, there is what's known as the foreign military sales - FMS, if you're familiar with that term.

Tim Hasara - Kennedy Capital - Analyst

 Yes.

James Henderson - Point Blank Solutions Inc. - CEO, Chairman

Basically there is business there that we've won and we feel we're in a good position going into next year obviously with the Iraq and Afghanistan theater still being active, that we have proposals and actually some backlog going into next year in those areas.

9
THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 10, 2009 / 04:00PM GMT, PBSO.PK - Q3 2009 Point Blank Solutions, Inc. Earnings Conference Call

The third part we want to look at which we're not really ready to come out to is other countries we can potentially sell to. That we need some more research and we're looking at that right now, figuring out how do our products and where do we meet at the cost standard they need, and just structurally how would we go to market in those areas.

Tim Hasara - Kennedy Capital - Analyst

And with respect to the FMS, are you seeing normal timeframes -- and normally it's longer than domestic, -- but are you seeing normal timeframes for Iraq and Afghanistan? Or how would you characterize that?

James Henderson - Point Blank Solutions Inc. - CEO, Chairman

When you say timeframes, do you mean --

Tim Hasara - Kennedy Capital - Analyst

Well, from award - you know, they're longer sales cycles I assume, right?

James Henderson - Point Blank Solutions Inc. - CEO, Chairman

I'll be honest with you, with what we've experienced on the Army side I think they're actually faster than (inaudible - background noise) side right now, okay? So it's - they're moving at a pace where it seems to be actually a little quicker than the Army.

Tim Hasara - Kennedy Capital - Analyst

 Okay. And then going back to the IDIQ question about once you bid on the IDIQ contract, do you think it's more a price issue or quality issue? Or how do you think you'll compete once you go down to the IDIQ?

James Henderson - Point Blank Solutions Inc. - CEO, Chairman

Well, it's - I think you have to - there's a couple things. It depends on how the government comes out with it. If it's kind of - if it's a one bid, winner take all for the whole year, then obviously it's going to be a real cost competitive proposal.

If it's more spread out over the time period - say quarterly - and I don't want to mislead you, I don't know how it's going to come out. It's just there's no word from the Army at this point.

But if it comes out quarterly, then to me I think you could really look at more of a value proposition of how quick you can turn it around based on your factory loads versus if it's once a year and you ramp down and now you have to ramp back up. That start up time takes a lot longer.

So it really depends on how they basically go to market on the proposal of whether it's more a value proposition or really a cost proposition. And if you can run - do a 100,000 vests through your factory in a couple months obviously you can get a lower cost in that type of procurement, but your start up time is a lot harder because you're starting from zero to pump out. It's usually - the maximum I've seen is about 30,000 a month they're looking for. So it really depends on how they let those proposals come out to the market.

Tim Hasara - Kennedy Capital - Analyst

Okay. Thanks, a lot, Jim.

Operator

And there are no further questions in the queue at this time.
10
THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
Nov 10, 2009 / 04:00PM GMT, PBSO.PK - Q3 2009 Point Blank Solutions, Inc. Earnings Conference Call

James Henderson - Point Blank Solutions Inc. - CEO, Chairman

Okay. I appreciate everybody's time and support and thank you very much for your interest.

Michelle Doery - Point Blank Solutions Inc. - CFO

Thank you.

Operator

 Ladies and gentlemen, thank you for your participation in today's conference. This concludes our presentation and you may now disconnect. Have a great day.

DISCLAIMER
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©  2009 Thomson Reuters. All Rights Reserved.

11
THOMSON REUTERS STREETEVENTS  |  www.streetevents.com  |  Contact Us

© 2009 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.